Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-150604 on Form N-14 of our reports dated February 27, 2008, relating to the financial statements and financial highlights of BlackRock Enhanced Capital and Income Fund, Inc., BlackRock Enhanced Equity Yield Fund, Inc. and BlackRock Enhanced Equity Yield & Premium Fund, Inc. (the “Funds”) appearing in the Annual Reports on Form N-CSR of each Fund for the year ended December 31, 2007, and to the references to us under the headings “Other Service Providers” in the Joint Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm”, “Representations and Warranties of the Acquiring Fund” and “Representations and Warranties of the Target Fund” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
June 10, 2008